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                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 15

  Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Supension of Duty to File Reports
     Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                    Commission File Number 000-23070

                         AFC Cable Systems, Inc.
         (Exact name of registrant as specified in its charter)

                      50 Kennedy Plaza, Suite 1250
                          Providence, RI 02903
                             (401) 453-2000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                Common Stock, $0.01 par value per share
        (Title of each class of securities covered by this Form)

                                  None
       (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12(g)-4(a)(1)(i)   [X]           Rule 12h-3(b)(1)(ii)   [ ]
        Rule 12(g)-4(a)(1)(ii)  [ ]           Rule 12h-3(b)(2)(i)    [ ]
        Rule 12(g)-4(a)(2)(i)   [ ]           Rule 12h-3(b)(2)(ii)   [ ]
        Rule 12(g)-4(a)(2)(ii)  [ ]           Rule 15d-6             [ ]
        Rule 12h-3(b)(1)(i)     [X]

     Approximate number of holders of record as of the certification or notice date: 1

     Pursuant to the requirements of the Securities Exchange Act of 1934, AFC Cable Systems, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                    AFC CABLE SYSTEMS, INC.

Date: November 23, 1999             By: /s/ Raymond H. Keller
                                        -----------------------
                                        Name: Raymond H. Keller
                                        Title: Vice President and Chief
                                        Financial Officer